                     [LETTERHEAD OF WORLD TRAVEL EXPERT]

January 11, 2000

CONFIDENTIAL
------------

Airtours plc
Parkway One
Parkway Business Centre
300 Princess Road
Manchester M14 7QU
United Kingdom


Attention:

Ladies and Gentlemen:

In connection with our mutual consideration of a business relationship or transaction between Travel Services International, Inc. a Florida corporation (together with its subsidiaries, "TSI") and/or any of its subsidiaries, and Airtours plc (together with its subsidiaries, the "Company") and/or any of its subsidiaries, access will be granted to certain information, including without limitation business, financial, technology and operating information, strategies and projections, concerning both TSI and the Company. As a condition to furnishing such information, (i) we agree to treat any information concerning the Company (whether prepared, offered or presented by the Company, its representatives, advisors or otherwise) which is furnished to us by or on behalf of the Company or which is marked or otherwise identified by the Company as "Confidential" and (ii) you agree to treat any information concerning
TSI (whether prepared, offered or presented by TSI, its representatives, advisors or otherwise) which is furnished to you by or on behalf of TSI or which is marked or otherwise identified by TSI as "Confidential" (all such information in clauses (i) and (ii) is referred to herein as "Confidential Information", save as provided in the next following sentence), in accordance with the provisions of this letter. The term "Confidential Information" as used herein does not include information which (a) is generally available to the public other than as a result of a disclosure by the party ("party" being either TSI or the Company) receiving such information hereby (or such party's directors, officers, employees, agents or advisors), (b) is already in the possession of the party receiving such information hereby, provided that such information is not subject to a confidentiality agreement with or other obligation of secrecy to the other party, (c) becomes available to the party receiving such information hereby on a non-confidential basis from a source other than the other party, provided that such source is not bound by a confidentiality agreement with or other obligation of secrecy to such other party, or (d) is independently developed by receiving party without reliance on Confidential Information of the other.

Save as may otherwise be required by judicial or administrative or applicable law, rule or regulation, the Confidential Information will be used solely for the purpose of evaluating and implementing a possible business relationship or transaction between TSI and the Company, and all information included in the Confidential Information will be kept confidential by TSI and the Company and the respective directors, officers, affiliates, employees, agents, advisors and representatives of TSI and the Company; provided, however, that (i) any of such information may be disclosed by a party to its directors, officers, affiliates, employees, agents, representatives or advisors, who need to know such information for the purpose of evaluating such relationship or transaction between TSI and the Company (it being understood that such directors, affiliates, officers, employees, agents, representatives and advisors shall be informed by the respective party of the confidential nature of such information and shall be directed to treat such information confidentially in accordance with this agreement), and (ii) any disclosure of such information may be made to which the disclosing party hereunder consents in advance in writing. The activities of all such directors, officers, affiliates, employees, agents, advisors and representatives who receive accesss to Confidential Information for the purpose of ensuring compliance with this agreement shall be monitored for compliance with this agreement.

TSI and the Company each hereby acknowledge that it is aware, and that it will advise such directors, officers, affiliates, employees, agents, advisors and representatives who are informed of the matters which are the subject of this letter, that (a) the United States securities laws prohibit any person who has received from an issuer material, non-public information of the type which is the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person will purchase or sell such securities; (b) English Law contains similar prohibitions in relation to insider dealing and communicating inside information.

In addition, without the prior written consent of the other party, each party will not, and will direct its directors, officers, affiliates, employees, agents, advisors and representatives not to, disclose to any person either the fact that this agreement has been entered into or that information has been provided under this agreement or that discussions or negotiations are taking or have taken place concerning a possible relationship or transaction between the parties, or any of the terms, conditions or other facts with respect to any such discussions or possible relationship, including the status thereof save as may otherwise be required by judicial or administrative or applicable law, rule or regulation. Each party also acknowledges and agrees that the other is furnishing its Confidential Information in consideration of this agreement and that neither the respective receiving party nor its affiliates will (and neither the respective party nor its affiliates will assist, advise or encourage others to), directly or indirectly, unless specifically requested in advance in writing by the other party, solicit, employ, or offer employment to, or conduct or participate in discussions concerning the employment of, any current officer or senior employee of the other party (or any subsidiary or division thereof) who was identified in the course of discussions with respect to this proposed relationship between the parties; provided, however, that in the event the parties terminate discussions without consummating a relationship of the type contemplated by this letter, such agreement with respect to the officers and employees of the other party shall survive for a period of 6 months and only with respect to the direct solicitation of such officers and senior employees of the other party.

In the event that the other party is requested in any judicial or administrative proceeding to disclose any Confidential Information, such party will give the other party prompt written notice of such request so that such party may seek an appropriate protective order. If in the absence of a protective order (or other protective remedy) a party is nonetheless compelled to disclose Confidential Information, such party may disclose such information without liability hereunder; provided, however, (i) that the disclosing party give the other party written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon request, use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information; (ii) only that portion of the Confidential Information which is legally required to be disclosed will be disclosed; and
(iii) the disclosing party may make such disclosure only if it has received the opinion of counsel that, under the circumstances then existing, such party is required to make such disclosure under applicable law.

Although each party will endeavor to include in the Confidential Information information known to it which it believes to be relevant for the purpose of the other party's investigation and analysis, each party understands and agrees that neither the other party nor any of its directors, officers, affiliates, employees, agents, advisors or representatives have made or make any representation or warranty as to the accuracy or completeness of the Confidential Information. In particular, and without limitation of the foregoing, each party understands that any projected or forecasted financial, operating, performance, strategy or other information reflects merely the judgment of management of such party at the time of the preparation of such information, and is based upon a number of factors and circumstances beyond the control of the party and its management. Accordingly, there can be no assurance that actual results or performance will be in line with any such projections or forecasts. Each party agrees that, except as otherwise specifically agreed to in a definitive written transaction agreement, neither party nor any of its directors, officers, employees affiliates, agents, advisors or representatives shall have any liability to the other party or any of its affiliates or representatives arising out of or resulting from the use of the Confidential Information (or any of the information contained therein.)

Upon the request of TSI or the Company, which may be made at any time, all copies of the Confidential Information and any other written, entered or recorded material, data or information, to the extent the same contains or reflects any information in the Confidential Information (whether presented, offered or prepared by the party, its advisors or otherwise), will be promptly redelivered, returned or destroyed.

The parties agree that money damages would not be a sufficient remedy for any breach of this agreement by a party or its directors, officers, affiliates, employees, agents, advisors or representatives and that, in addition to all other available remedies, either party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and each party further agrees to waive and to use its commercially reasonable efforts to cause its directors, officers, affiliates, employees, agents, advisors and representatives to waive, any requirements for the securing or posting of any bond in connection with such remedy.

Each party agrees that unless and until a definitive written agreement between TSI and the Company with respect to a relationship or transaction of the type contemplated by this letter has been executed and delivered by each party hereto, neither TSI nor the Company will be under any obligation of any kind whatsoever with respect to such a relationship by virtue of this or any written or oral expression concerning such a transaction by any of its directors, officers, affiliates, employees, agents, advisors or representatives except, in the case of this letter, for the matters specifically agreed to herein. Neither this paragraph nor any other provision in this agreement may be modified or waived except by a written agreement between the parties expressly so modifying or waiving such provision.

Each party further acknowledges and agrees that the other party reserves the right, in its sole discretion, to reject any and all proposals (or requests to make one or more proposals) made by the other party or any of its directors, officers, affiliates, employees, agents, advisors or representatives with regard to a relationship between TSI and the Company, and to terminate discussions and negotiations with, or directly or indirectly involving, such relationship or transaction at any time.

This agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, arrangements, understandings, promises and assurances relating thereto. This agreement is for the benefit of the parties hereto and their respective advisors, directors, officers, employees, shareholders, owners, affiliates, representatives and agents, and shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without giving effect to its conflict of laws, principles or rules.

It is understood and agreed that no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder. Any term or provision of this agreement which is prohibited or held invalid or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. This agreement may be executed in separate counterparts, each of which counterparts shall be deemed an original and all of which counterparts shall together constitute one and the same agreement.

Very truly yours,

TRAVEL SERVICES                             Accepted and Agreed to as of
INTERNATIONAL, INC.                         the date first above written;
                                            AIRTOURS plc


By: /s/ Joseph V. Vittoria                  By: /s/ James Jennings
    ---------------------------------           -------------------------------
    Name: Joseph V. Vittoria                    Name: James Jennings
    Its:  Chairman & Chief Executive            Its:  Director of Corporate
          Officer                                     Development